Kraton Performance Polymers, Inc. Announces First Quarter 2013 Results

HOUSTON, May 1, 2013 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended March 31, 2013.

OVERVIEW
The company's first quarter 2013 results reflect the significant shift in butadiene pricing dynamics relative to the prior period in 2012, in which record sales volume reflected a recovery in demand from a butadiene-driven destocking in the fourth quarter 2011, pull forward of volumes from the second quarter 2012 associated with rapidly rising butadiene prices and favorable weather conditions in North America and Europe, which elevated paving and roofing sales. In the first quarter 2013, relative stability in feedstock prices, particularly for butadiene, translated into market demand that was less driven by customer inventory management and more reflective of core market fundamentals. In addition, adverse weather limited upside in paving & roofing sales volumes. The company believes the stability in feedstock prices should continue in the second quarter 2013, and expects that second quarter 2013 sales volume will increase compared to the second quarter 2012. As such, the company believes that a first half 2013 vs. first half 2012 comparison of sales volume will be a more informative period-to-period comparison as it will normalize for quarter-specific variation in sales volume attributable to raw material prices and other factors.

2013 FIRST QUARTER REVIEW

  Sales volume was 78.2 kilotons, down 12.7% compared to 89.6 kilotons in the first quarter 2012.
  Sales revenue was $340.1 million, down $68.2 million compared to $408.3 million in the first quarter 2012.  Lower first quarter 2013 sales volume, compared to the atypical first quarter 2012, accounted for $51.9 million or approximately 76% of the year-on-year revenue decline, while lower average sales prices, which move directionally with raw material prices as the company adjusts product sales prices, accounted for $9.6 million or approximately 14% of the revenue decline.
  Adjusted EBITDA was $28.7 million, compared to $43.0 million in the first quarter 2012. Adjusted EBITDA at ECRC was $29.2 million, compared to $39.6 million in the first quarter 2012.   Production issues, which began in the fourth quarter of 2012, and which were essentially resolved in the first quarter 2013, negatively impacted profitability in the quarter by approximately $3.0 million.
  Adjusted earnings per diluted share were $0.07, compared to $0.49 in the first quarter 2012.
  Net loss attributable to Kraton was $3.7 million or $0.12 per diluted share, compared to net income of $16.4 million or $0.50 per diluted share in the first quarter 2012. The first quarter 2013 net loss includes a $7.6 million or $0.24 per diluted share negative impact arising from the company's inability to recognize a tax benefit associated with net operating losses generated during the quarter.
  Cash used in operating activities was $20.8 million in the first quarter 2013, compared to cash provided by operating activities of $56.1 million in the first quarter 2012.  In addition, during the quarter the company funded its initial investment of $15.2 million in the Asia joint venture.
  During the first quarter 2013 the company completed a refinancing of its senior credit facility which will result in increased financial flexibility and a lower cost of capital.

"Our first quarter 2013 sales volume was 78 kilotons, an increase of 16% compared to the fourth quarter 2012, but down 13% from the record 90 kilotons we reported in the first quarter 2012. Sales volume in Q1 2012 was atypical, particularly in our Paving & Roofing end use, in which demand reflected aggressive building of inventories following the butadiene-driven destocking in the fourth quarter of 2011, a rapid increase in butadiene prices, which were up over 50% from December 2011 to April 2012, and an early start to the paving season due to favorable weather," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "In contrast to last year, the relative stability of butadiene prices throughout the fourth quarter 2012 and first quarter 2013 resulted in first quarter 2013 sales volume in our Advanced Materials and Adhesives, Sealants and Coatings end use markets that was more reflective of underlying demand and less a function of customer inventory management, whereas adverse weather limited upside in paving and roofing sales. As a result, the first quarter 2013 represented a challenging year-on-year sales volume comparison against the record sales volume in the first quarter 2012," said Fogarty. "Nevertheless, our CariflexTM end use, which is immune to the effects of butadiene volatility, had a strong quarter, with revenue growth driven by increased innovation sales, expansion of the customer base and an increase in average selling prices. We remain optimistic about the prospects for continued growth in demand for our Cariflex products, as well as for many of our newer HSBC-based innovation grades, such as our NEXARTM membrane technology, which was commercialized in the second half of 2012," Fogarty added. "Our joint venture with Formosa Petrochemical Corporation is now operational, and following the execution of venture documents in late February, Kraton and Formosa have provided the initial capital contributions for the venture. We are now working diligently to achieve mechanical completion and start-up of our 30 kiloton HSBC plant which we expect to occur in the second half of 2015."

Three Months Ended March 31,
(US $ in thousands, except per share amounts)	2013	2012
Revenues	$ 340,107	$ 408,313
Adjusted EBITDA(1)	$ 28,677	$ 42,961
Adjusted EBITDA at ECRC (1)	$ 29,184	$ 39,589
Net income (loss) attributable to Kraton	$ (3,748)	$ 16,353
Adjusted net income(1)	$ 2,108	$ 15,821
Net income (loss) per diluted share	$ (0.12)	$ 0.50
Adjusted earnings per diluted share(1)	$ 0.07	$ 0.49
Net cash provided by (used in) operating activities	$ (20,774)	$ 56,076

(1)

A reconciliation of net income (loss) attributable to Kraton and net income (loss) per diluted share to adjusted EBITDA, adjusted EBITDA at ECRC, adjusted net income and adjusted earnings per diluted share is included in the accompanying financial tables.

1Q 2013 VERSUS 1Q 2012 RESULTS
Sales revenue was $340.1 million in the first quarter 2013, down $68.2 million compared to $408.3 million in the first quarter 2012. Sales volume in the first quarter 2013 was 78.2 kilotons compared to 89.6 kilotons in the first quarter 2012. The 12.7% decrease in sales volume resulted in decreased revenue of $51.9 million. Sales revenue also decreased $9.6 million due to a decrease in average selling prices, primarily due to lower raw material costs. The balance of the revenue decline was primarily due to changes in foreign currency exchange rates.

Adjusted EBITDA in the first quarter 2013 was $28.7 million, or 8.4% of revenue, compared to $43.0 million, or 10.5% of revenue in the first quarter 2012. Adjusted EBITDA at ECRC was $29.2 million, or 8.6% of revenue in the first quarter 2013, compared to $39.6 million, or 9.7% of revenue in the first quarter 2012. Production issues, which began in the fourth quarter of 2012, and which were essentially resolved in the first quarter 2013, negatively impacted profitability in the quarter by approximately $3.0 million.

Our effective tax rate was (60.8) % and 14.3% for the three months ended March 31, 2013 and 2012, respectively. In the first quarter of 2013, we increased the valuation allowance associated with deferred tax assets by $7.6 million due to our inability to recognize a tax benefit on net operating losses generated during the period.

First quarter 2013 net loss attributable to Kraton was $3.7 million or $0.12 per diluted share, compared to the first quarter 2012 net income of $16.4 million or $0.50 per diluted share. The first quarter 2013 net loss includes charges totaling $5.9 million, net of tax, which increased net loss by $0.19 per diluted share. The first quarter 2012 net income includes non-recurring and other items of $0.5 million, net of tax, which increased net income by $0.01 per diluted share. The first quarter 2013 net loss also includes a $7.6 million or $0.24 per diluted share negative impact arising from the company's inability to recognize a tax benefit associated with net operating losses generated during the quarter. In the first quarter of 2012, the company reduced the valuation allowance associated with deferred tax assets, which increased the net income by $0.1 million and had no effect on diluted earnings per share.

During the first quarter of 2013, net cash used in operating activities was $20.8 million compared to net cash provided by operating activities of $56.1 million in the first quarter of 2012. The decline in operating cash flow is associated with a build of inventory, which the company expects will be reduced over the course of the second quarter. Net capital expenditures in the first quarter 2013 were $15.2 million compared to $10.4 million in the first quarter 2012. In addition, during the first quarter 2013 the company made an initial capital contribution of $15.2 million to our Asia joint venture.

End Use Market Information

CariflexTM
Sales revenue increased $4.4 million or 19.4% to $27.0 million for the three months ended March 31, 2013 from $22.6 million for the three months ended March 31, 2012. Excluding the $0.9 million negative impact from changes in foreign currency exchange rates, sales revenue would have increased $5.3 million or 23.3%. The revenue increase reflects higher sales volume, mainly in surgical glove, other medical and innovation sales, as well as increased average selling prices across the Cariflex portfolio.

Advanced Materials
Sales revenue decreased $9.1 million or 8.6% to $96.6 million for the three months ended March 31, 2013 from $105.7 million for the three months ended March 31, 2012. Excluding the $1.0 million negative impact from changes in foreign currency exchange rates, the decline in sales revenue would have been $8.1 million or 7.8%. The decline in sales revenue was primarily driven by lower average selling prices, reflective of lower average raw material costs, primarily butadiene, as sales volumes were essentially unchanged. With respect to innovation sales volume, we experienced growth in personal care and medical applications, offset by lower sales volumes into consumer and wire & cable applications.

Adhesives, Sealants and Coatings
Sales revenue decreased $18.6 million or 12.4% to $131.5 million for the three months ended March 31, 2013 from $150.0 million for the three months ended March 31, 2012. Excluding the $2.7 million negative impact from changes in foreign currency exchange rates, the decline in sales revenue would have been $15.9 million or 10.6% due to lower average selling prices indicative of lower raw material costs, primarily butadiene, and lower sales volume. The 6.8% decline in sales volume reflects the timing of sales into lubricant additive applications and lower sales into pressure sensitive adhesive and elastic nonwoven applications.

Paving and Roofing
Sales revenue decreased $43.7 million or 34.1% to $84.7 million for the three months ended March 31, 2013 from $128.4 million for the three months ended March 31, 2012. Excluding the $0.7 million negative impact from changes in foreign currency exchange rates, sales revenue would have declined $43.0 million or 33.5%. The largest driver of the sales revenue decline was lower sales volumes, which were down 26.9% compared to the year-ago quarter, primarily in the North American and European paving markets and to a lesser extent the European roofing market. Demand in the first quarter 2012 was atypically strong driven by favorable weather conditions and increasing butadiene costs which in turn resulted in volume pulled forward from the second quarter of 2012. In contrast, cold and wet weather limited upside in first quarter 2013 sales volume. The decrease in sales revenue also reflects lower average selling prices resulting from lower average raw material costs compared to the first quarter 2012.

RECENT DEVELOPMENTS

Formation of Joint Venture to Expand Hydrogenated Styrenic Block Copolymer ("HSBC") Capacity in Asia - On February 27, 2013, we executed definitive agreements providing for a 50/50 joint venture with Formosa Petrochemical Corporation ("FPCC") to build, own and operate a 30 kiloton HSBC plant at FPCC's petrochemical site in Mailiao, Taiwan. Each of Kraton and FPCC will fund 50% of the capital needs of the joint venture that are not satisfied through the joint venture's debt financing. Kraton has exclusive rights to purchase all production from the plant, which it intends to market world-wide, through its global sales and distribution network. Additionally, Kraton will be obligated to purchase a minimum volume each year, with the minimum obligation increasing over the first three years the plant is operational. The joint venture is a Taiwan entity, with each of Kraton and FPCC having equal representation on the board. For reporting purposes, the joint venture is treated as a consolidated subsidiary and as such, FPCC's share of the joint venture's net income or loss is reflected as a noncontrolling interest.

Senior Secured Credit Facilities - In March 2013, we entered into an asset-based revolving credit facility consisting of a U.S. senior secured revolving credit facility of $150.0 million and a Dutch senior secured revolving credit facility of $100.0 million, to replace the then existing senior secured credit facility, and repaid in full all outstanding amounts payable under the previously existing indebtedness. Availability under the senior secured credit facilities will be subject to a borrowing base and the facilities will be secured by receivables and inventory. The senior secured credit facilities include a $100.0 million uncommitted accordion feature that, subject to borrowing base availability and approval of the bank syndicate, could increase aggregate availability to $350.0 million. We believe this new credit facility will provide us with greater financial flexibility, while also lowering our cost of capital.

Raw Material Volatility - Based upon current trends for raw material prices, we currently anticipate that our gross profit will reflect a negative spread between FIFO and ECRC of approximately $3.0 million in the second quarter of 2013. This expectation is based on numerous complex and interrelated assumptions with respect to monomer costs, and ending inventory levels in the second quarter and the actual results may be significantly different based on second quarter results.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC, Gross Profit at ECRC and Adjusted Net Income (or earnings per share). A table included in this earnings release reconciles each of these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider these non-GAAP financial measures important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. Further, management uses these measures to evaluate operating performance, and our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA and Adjusted EBITDA at ECRC performance, along with other factors.

These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; EBITDA calculations under the terms of our debt agreements may vary from EBITDA presented herein, and our presentation of EBITDA herein is not for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements; and other companies in our industry may calculate EBITDA differently from how we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. As an analytical tool, Adjusted EBITDA at ECRC is subject to all the limitations applicable to EBITDA, as well as the following limitations: due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with GAAP; and Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our credit agreement. Because of these and other limitations, EBITDA, Adjusted EBITDA and ECRC Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Net Income should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, May 2, 2013 at 9:00 a.m. (Eastern Time) to discuss first quarter 2013 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in #: 888-989-5214. International dial-in #: 517-308-9285.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on May 2, 2013 through 11:59 p.m. Eastern Time on May 16, 2013. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-873-2012 and International callers dial 203-369-3375.

ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding anticipated stability in feedstock prices and related market demand and other effects; the anticipated costs, capital structure of, and prospects for our joint venture with FPCC.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; declines in raw material costs; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our investment in the joint venture with FPCC; and other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

(Logo: http://photos.prnewswire.com/prnh/20100728/DA42514LOGO)

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three months ended March 31,

	2013	2012
Sales revenue	$ 340,107	$ 408,313
Cost of goods sold	280,196	332,794

Gross profit	59,911	75,519

Operating expenses:
Research and development	7,913	7,560
Selling, general and administrative	26,114	26,463
Depreciation and amortization	15,098	15,849

Total operating expenses	49,125	49,872

Earnings of unconsolidated joint venture	134	137
Interest expense, net	13,298	6,699

Income (loss) before income taxes	(2,378)	19,085
Income tax expense	1,446	2,732

Consolidated net income (loss)	(3,824)	16,353
Net loss attributable to noncontrolling interest	(76)	0

Net income (loss) attributable to Kraton	$ (3,748)	$ 16,353

Earnings (loss) per common share:
Basic	$ (0.12)	$ 0.51
Diluted	$ (0.12)	$ 0.50
Weighted average common shares outstanding:
Basic	32,062	31,908
Diluted	32,062	32,248

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

	March 31, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$ 136,118	$ 223,166
Receivables, net of allowances of $485 and $401	153,747	124,635
Inventories of products	349,788	340,323
Inventories of materials and supplies	10,469	10,331
Deferred income taxes	7,779	7,869
Other current assets	26,952	28,363

Total current assets	684,853	734,687
Property, plant and equipment, less accumulated depreciation of $320,521 and $311,779	378,542	381,205
Intangible assets, less accumulated amortization of $71,026 and $68,531	61,539	63,393
Investment in unconsolidated joint venture	12,989	13,582
Debt issuance costs	10,533	10,846
Deferred income taxes	67	79
Other long-term assets	26,226	25,397

Total assets	$ 1,174,749	$ 1,229,189

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$ 0	$ 15,074
Accounts payable-trade	107,960	99,167
Other payables and accruals	32,439	50,978
Deferred income taxes	511	513
Due to related party	22,421	16,080

Total current liabilities	163,331	181,812
Long-term debt, net of current portion	391,104	432,943
Deferred income taxes	20,787	22,273
Other long-term liabilities	101,488	99,946

Total liabilities	676,710	736,974

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	0	0
Common stock, $0.01 par value; 500,000 shares authorized; 32,528 shares issued and outstanding at March 31, 2013; 32,277 shares issued and outstanding at December 31, 2012	325	323
Additional paid in capital	357,788	354,957
Retained earnings	167,697	171,445
Accumulated other comprehensive loss	(43,169)	(34,510)

Total Kraton stockholders' equity	482,641	492,215
Noncontrolling interest	15,398	0
Total equity	498,039	492,215

Total liabilities and equity	$ 1,174,749	$ 1,229,189

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$ (3,824)	$ 16,353
Adjustments to reconcile consolidated net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,098	15,849
Amortization of debt premium	(38)	0
Amortization of debt issuance costs	5,781	668
Gain (loss) on property, plant and equipment	(16)	358
Earnings from unconsolidated joint venture, net of dividends received	288	263
Deferred income tax benefit	(921)	(412)
Share-based compensation	2,523	1,880
Decrease (increase) in:
Accounts receivable	(32,078)	(42,411)
Inventories of products, materials and supplies	(14,148)	41,958
Other assets	(588)	(3,342)
Increase (decrease) in:
Accounts payable-trade	12,926	13,124
Other payables and accruals	(15,767)	(2,402)
Other long-term liabilities	2,196	251
Due to related party	7,794	13,939

Net cash provided by (used in) operating activities	(20,774)	56,076

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(14,455)	(8,786)
Purchase of software	(707)	(1,643)
Settlement of net investment hedge	(2,225)	0

Net cash used in investing activities	(17,387)	(10,429)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	40,000	101,250
Repayments of debt	(96,875)	(1,875)
Capital lease payments	(950)	0
Contribution from noncontrolling interest	15,174	0
Proceeds from the exercise of stock options	310	260
Debt issuance costs	(3,117)	(2,728)

Net cash provided by (used in) financing activities	(45,458)	96,907

Effect of exchange rate differences on cash	(3,429)	2,343

Net increase (decrease) in cash and cash equivalents	(87,048)	144,897
Cash and cash equivalents, beginning of period	223,166	88,579

Cash and cash equivalents, end of period	$ 136,118	$ 233,476

Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$ 4,643	$ 1,281
Cash paid during the period for interest, net of capitalized interest	$ 13,639	$ 9,976
Capitalized interest	$ 961	$ 483
Supplemental non-cash disclosures:
Non-cash capital accruals	$ 3,495	$ 199

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO ADJUSTED NET INCOME (In thousands, except per share amounts) (Unaudited)

	Three months ended March 31, 2013		Three months ended March 31, 2012
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net income (loss) attributable to Kraton and net income (loss) per diluted share	$ (3,748)	$ (0.12)	$ 16,353	$ 0.50
Settlement gain(a)	0	0.00	(6,909)	(0.21)
Property tax dispute(b)	0	0.00	6,211	0.19
Restructuring and related charges(c)	136	0.00	40	0.00
Debt offering(d)	0	0.00	126	0.00
Settlement of interest rate swap(e)	697	0.02	0	0.00
Write-off of debt issuance cost(f)	5,023	0.16	0	0.00

Adjusted net income and adjusted earnings per diluted share	$ 2,108	$ 0.07	$ 15,821	$ 0.49

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects a charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general and administrative expenses.

(c)	Includes charges related to severance expense and evaluation of acquisition transactions.
(d)	Includes costs related to the public offering of our senior notes.
(e)	Reflects interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.
(f)	Reflects interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA AT ECRC (In thousands) (Unaudited)

	Three months ended March 31,
	2013	2012

Net income (loss) attributable to Kraton	$ (3,748)	$ 16,353
Net loss attributable to noncontrolling interest	(76)	0
Consolidated net income (loss)	(3,824)	16,353
Add:
Interest expense, net	13,298	6,699
Income tax expense	1,446	2,732
Depreciation and amortization expenses	15,098	15,849

EBITDA	$ 26,018	$ 41,633

Add (deduct):
Settlement gain (a)	0	(6,819)
Property tax dispute (b)	0	6,211
Restructuring and related charges (c)	136	56
Non-cash compensation expense	2,523	1,880
Adjusted EBITDA	28,677	42,961
Add (deduct):
Spread between FIFO and ECRC	507	(3,372)
Adjusted EBITDA at ECRC	$ 29,184	$ 39,589

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects a charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general, and administrative expenses.

(c)	Includes charges related to severance expenses, fees associated with the public offering of our senior notes and evaluation of acquisition transactions.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF GROSS PROFIT TO GROSS PROFIT AT ECRC (In Thousands) (Unaudited)

	Three months ended March 31,
	2013	2012

Gross profit	$ 59,911	$ 75,519
Add (deduct):
Spread between FIFO and ECRC	507	(3,372)

Gross profit at ECRC	$ 60,418	$ 72,147